Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Palisade Bio, Inc.

San Diego, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated July 13, 2021, relating to the financial statements of Leading Biosciences, Inc. (the “Company”) appearing in the current report on Form 8-K/A filed by Palisade Bio, Inc. on July 13, 2021. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

San Diego, California

November 18, 2021